Exhibit 10.12

SECOND AMENDMENT

to

LEASE BETWEEN

EMERY STATION JOINT VENTURE, LLC (LANDLORD)

And

ZOGENIX, INC. (TENANT)

EMERYSTATION 1 PROJECT

Emeryville, California

That certain Lease dated October 31, 2006 by and between Emery Station Joint Venture, LLC, as Landlord, and Zogenix, Inc., as Tenant, as such Lease was amended via First Amendment dated July 10, 2007, (the original Lease and First Amendment thereto together the “Existing Lease”), is hereby further amended by this Second Amendment whose effective date shall be October 20, 2009 (the “Second Amendment Effective Date”).

I.	Tenant has requested, and Landlord has agreed, to an expansion of Tenant’s existing 7,416 rentable square foot space (the “Existing Premises”) to include the 4,702 rentable square foot space located immediately south of the Existing Premises, as outlined in more detail in Exhibit A hereto (the “Second Expansion Space”).

II.	Landlord will deliver the Second Expansion Space in its as-is condition to Tenant within ten (10) business days of the Second Amendment Effective Date, the date thereof to be evidenced in writing. This date of such delivery shall be referred to as the “Second Expansion Space Commencement Date”.

III.	Effective on the Second Expansion Space Commencement Date, the base Lease will be modified as follows (and the Existing Lease and Second Amendment together shall thereafter be referred to as the Lease for all purposes):

a)	Section 1.1(5) LEASE TERM shall be extended so that the Lease shall expire on September 30, 2015 (the “Expiration Date”).

b)	Section 1.1(8) MONTHLY BASE RENT shall be modified as follows:

The Second Expansion Space shall bear Monthly Base Rent of $15,845.74 (calculated to be $3.37 per rentable square foot on 4,702 rentable square feet). Effective October 1, 2011, and annually thereafter, the Monthly Base Rent applicable to the Premises (i.e. to the Existing Premises and to the Second Expansion Space) shall increase by three percent (3%).

During the first two (2) months following the Second Expansion Space Commencement Date, the Second Expansion Space shall be free of Monthly Base Rent.

c)	Section 1.1(9) RENTABLE AREA OF THE PREMISES shall become 12,118 square feet and Tenant’s pro-rata share shall be adjusted accordingly.

d)	Section 1.1(10) BASE YEAR shall be modified to indicate that the Base Year for both the Existing Premises and the Expansion Premises shall be 2007 and the Base Year for the Second Expansion Space shall be 2009. Any lab space built into the Existing Premises or the Second Expansion Space shall have electrical measuring devices installed so that any above-standard power usage therein can be separately billed to Tenant as a separate billing and not as part of Operating Expenses. If Tenant is able to and chooses to connect to any Building lab systems such as air or vacuum, Tenant shall pay its pro-rata share of the costs associated with the operations and maintenance of such systems separately from Operating Expenses.

e)	Section 1.1(13) PARKING shall be modified such that Tenant shall be entitled to as many as fourteen (14) more non-premium spaces, making the total non-premium spaces to which they are entitled thirty-three (33).

IV.	Upon the Second Expansion Space Commencement Date, Landlord shall make available to Tenant a Tenant Improvement Allowance totaling $305,000.00, which funds Tenant can use to reimburse itself for valid, documentable third-party costs associated with improvements that Tenant has already made for improvements Tenant will make after the date hereof to the Second Expansion Space, so long as said improvements include the creation of a lab space in at least a portion of the Premises. Landlord shall advance the Tenant Improvement Allowance to Tenant in one or more installments within fifteen (15) business days of receipt of the evidence of the third-party costs. In addition to the $305,000.00 Tenant Improvement Allowance referenced above, Landlord agrees to pay 50% of the cost of any “emon-demon” electrical measuring devices necessary to measure electrical usage in the lab portion of the Premises.

V.	A new section shall be added to Tenant’s Lease as follows:

RIGHT OF THIRD EXPANSION: During the first six (6) months following the Second Amendment Effective Date, Tenant may provide a written notice to Landlord that it intends to lease the 1,602 rentable square foot Suite 453 (the “Third Expansion Space”), which suite is currently being used as a conference room and marketing office by an affiliate of Landlord. Landlord shall deliver possession of Suite 453 in its then as-is condition, along with the existing Landlord furnishings (but not telephones nor computer equipment) in place, in their as-is condition, within a commercially-reasonable timeframe of Tenant’s written notice, understanding that Landlord will need to relocate the functions of the suite to another location. Upon Landlord’s delivery of possession of the Third Expansion Space to Tenant, Tenant’s Lease shall be further amended as follows:

a)	The Rentable Area of the Premises shall be increased by 1,602 square feet to a new total of 13,720 square feet and Tenant’s pro-rata share will be adjusted accordingly at the same time.

b)	Monthly Base Rent for the Third Expansion Space shall be calculated at the same rental rate per rentable square foot as applies to the Second Expansion Space. Payment of this Monthly Base Rent for the Third Expansion Space shall entitle Tenant to use the existing Landlord furnishings referenced above at no additional cost during the lease term. Tenant shall reasonably maintain, repair and insure said furnishings and return them to Landlord at the end of the Lease, normal wear and tear excepted.

c)	The Base year for the Second Expansion Space shall be 2010

VI.	Article 20 regarding relocation shall continue to prohibit this right by Landlord during the last six months of the Lease Term.

VII.	Tenant represents to Landlord that it has represented itself in this transaction and that no brokerage fee or other such payment shall be due any representative of Tenant as a result hereof.

Except for those terms outlined above, all other terms and conditions of the Existing Lease and WorkLetter and Exhibits shall apply.

In witness hereof, the parties have executed this First Amendment as of the date noted below.

TENANT: Zogenix, Inc., a California Corporation.		LANDLORD: Emery Station Joint Venture, LLC, a California Limited Liability Company

By:	/s/ Stephen J. Farr	By:	/s/ [Illegible]
Print Name:	Stephen J. Farr	Print Name:
Its:	President	Its:

Dated:	19 Oct 09	Dated:	10/20/09

Exhibit A

SUBJECT
(Second Expansion Space)
NUMBERED SHEET NOTES:
SYMBOLS LEGEND
GENERAL NOTES:
LEGEND
LABORATORY
LABORATORY SUPPORT
STORAGE
OFFICE
OPEN OFFICE AREA
CONFERENCE ROOM
BREAK AREA
CORRIDOR
STAIRS
TRAVEL DIST
FOURTH FLOOR PLAN - NEW CONDITION
GRAPHIC SCALE
BIONOVO
LAB/OFFICE EXPANSION
EMERYSTATION ONE BUILDING
5858 HORTON STREET
EMERYVILLE, CALIFORNIA
FOURTH FLOOR PLAN
NEW CONDITION
EXITING COORDINATION
DRAWING
A-104